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                   AMENDMENT NO. 7 TO ADMINISTRATION AGREEMENT


     This Amendment No. 7, dated as of June 26, 2000, is entered into between PFPC INC. (formerly known as First Data Investor Services Group, Inc.), a Massachusetts corporation ("PFPC") and THE GALAXY FUND, a Massachusetts business trust (the "Company").

     WHEREAS, PFPC and the Company have entered into an Administration Agreement, dated as of June 1, 1997, as subsequently amended (as so amended, the "Administration Agreement"), pursuant to which the Company appointed PFPC to act as Administrator for the Company's portfolios (the "Funds"); and

     WHEREAS, Section 9 of the Administration Agreement provides that no change, termination, modification, or waiver of any term or condition of the Administration Agreement shall be valid unless in writing signed by each party;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The section of Schedule B of the Administration Agreement entitled "Administration Fees" is amended and restated in its entirety to read as follows:

     "ADMINISTRATION FEES:

          "PFPC shall be paid an annual administration fee at the annual rate of .09% of the first $2.5 billion of the Funds' combined average daily net assets, .085% of the next $2.5 billion of combined average daily net assets, .075% of the next $7 billion of combined average daily net assets, .065% of the next $3 billion of combined average daily net assets, .06% of the next $3 billion of combined average daily net assets, .0575% of the next $3 billion of combined average daily net assets and .0525% of combined average daily net assets in excess of $21 billion."

     2. The following sentence is added at the end of the section of Schedule B of the Administration Agreement entitled "Fund Accounting Fees":

     "PFPC shall waive $20,000 per month of the aggregate fund accounting fees payable to it by the Funds."

     3. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 7 as of the day and year first above written.


                                    PFPC INC.


                                    By: /s/ Stephen M. Wynne
                                        -----------------------------------
                                    Name: Stephen M. Wynne
                                    Title:

                                    THE GALAXY FUND


                                    By: /s/ John T. O'Neill
                                        -----------------------------------
                                    Name:  John T. O'Neill
                                    Title: President


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